SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                  ------------
                    Under the Securities Exchange Act of 1934

                              SIEBEL SYSTEMS, INC.
                              --------------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                    826170102
                                    ---------
                                 (CUSIP Number)


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                Page 1 of 5 Pages

CUSIP No. 826170102                                              13G                                    Page 2 of 5 Pages
------------------------------------- -------------------------------------- --------------------------------------------
1         NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               ANDERSON CONSULTING LLP
--------- ---------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)  [ ]
                                                                                (b)  [ ]
--------- ---------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- ---------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
               An Illinois Partnership
-------------------------- ---- -----------------------------------------------------------------------------------------
        NUMBER OF           5    SOLE VOTING POWER
         SHARES                         6,055,000
      BENEFICIALLY         ---- -----------------------------------------------------------------------------------------
        OWNED BY            6    SHARED VOTING POWER
          EACH                          0
       REPORTING           ---- -----------------------------------------------------------------------------------------
         PERSON             7    SOLE DISPOSITIVE POWER
          WITH                          6,055,000
                           ---- -----------------------------------------------------------------------------------------
                            8    SHARED DISPOSITIVE POWER
                                        0
--------- ---------------------------------------------------------------------------------------------------------------
9         6,055,000
--------- ---------------------------------------------------------------------------------------------------------------
--------- ---------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                                   [ ]
--------- ---------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               3.14%
--------- ---------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*
               PN
--------- ---------------------------------------------------------------------------------------------------------------

                                                               Page 3 of 5 Pages

Item 1. (a)       NAME OF ISSUER

                  Siebel Systems, Inc.

Item 1. (b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1855 S. Grant Street, San Mateo, CA  94402

Item 2. (a)       NAME OF PERSON FILING:

                  Andersen Consulting LLP

Item 2. (b)       ADDRESS OF PRINCIPAL OFFICE

                  100 S. Wacker Street, Chicago, IL  60606

Item 2. (c)       CITIZENSHIP:

                  USA, an Illinois partnership

Item 2. (d)       TITLE OF CLASS OF SECURITIES:

                  Common Stock

Item 2. (e)       CUSIP NUMBER:

                  826170102

Item 3.           Not applicable.

Item 4.           OWNERSHIP

        (a)       Amount Beneficially Owned:

                  See Row 9 of cover page for Reporting Person

        (b)       Percent of Class:

                  See Row 11 of cover page for Reporting Person

                                                               Page 4 of 5 Pages
        (c)       Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:

                                    See Row 5 of cover page for Reporting Person

                           (ii)     Shared power to vote or to direct the vote:

                                    See Row 6 of cover page for Reporting Person

                           (iii) Sole power to dispose or to direct the disposition of:

                                    See Row 7 of cover page for Reporting Person

                           (iv) Shared power to dispose or to direct the disposition of:

                                    See Row 8 of cover page for Reporting Person

Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|

Item 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON

                  Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.

Item 9.           NOTICE OF DISSOLUTION OF THE GROUP

                  Not applicable.

Item 10.          CERTIFICATION

                  Not applicable.

                                                               Page 5 of 5 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

                                        Date: _______________, 2000

                                        ----------------------------------------
                                        Douglas G. Scrivner
                                        General Counsel